(Convention de La Haye du 5 octobre 1961)

1. País: REPÚBLICA FEDERATIVA DO BRASIL
(Country / Pays)

Este documento público
(This public document / Le présent acte public)

2. Foi assinado por: Mayara Jackeline Dias Batista
(Has been signed by / A été signé par)

3. Na qualidade de: Escrevente Autorizada
(Acting in the capacity of / Agissant en qualité de)

4. Tem o selo / carimbo de: 20º TABELIÃO DE NOTAS DA CAPITAL - SÃO PAULO/SP
(Bears the seal / stamp of / Est revêtu du sceau / timbre de)

Certificado / Apostilado
(Certified / Attesté)

6. No dia: 28/02/2023
(the / le)

7. Por: Mayara Jackeline Dias Batista
(By / Par)

8. Nº: [illegible]